Exhibit 99

From:  Rick James (media)
            (414) 221-4444
            rick.james@we-energies.com

            Colleen F. Henderson, CFA (investors)
            (414) 221-2592
            colleen.henderson@wisconsinenergy.com

Feb. 8, 2006

Wisconsin Energy posts fourth quarter
and full-year results for 2005

MILWAUKEE -- Wisconsin Energy (NYSE: WEC) today reported earnings from continuing operations of $91 million or 77 cents per share for the fourth quarter of 2005. This compares with earnings from continuing operations of $85 million or 71 cents per share for the final quarter of 2004.

In the fourth quarter of 2004, the company recorded a 7 cent per share charge associated with employee severance costs. Excluding the effect of this item, adjusted earnings per share from continuing operations in the fourth quarter of 2004 were 78 cents per share.

Results in the fourth quarter of 2005 were reduced by the cost of a nuclear refueling outage which did not occur in the final quarter of 2004.

Fourth quarter revenues were $1.1 billion in 2005, compared with $946 million in the same period a year earlier. Annual revenues were $3.8 billion in 2005, compared with $3.4 billion in 2004.

Retail electricity sales grew by approximately 3 percent in 2005, driven in part by warm summer weather. Use of electricity by residential customers was up by 6.3 percent in 2005.

For the full year 2005, Wisconsin Energy's earnings from continuing operations totaled $304 million or $2.56 per share. In 2004, comparable results were $220 million or $1.84 per share.

In 2005, the company recorded a gain of 14 cents per share from the reversal of state tax operating losses. In 2004, the company recorded debt redemption costs of 13 cents per share and severance costs of 16 cents per share.

Excluding the effects of these items, adjusted earnings from continuing operations were $2.42 per share in 2005 as compared to $2.13 per share on the same basis in 2004.

Key factors driving the increase in adjusted earnings from continuing operations in 2005 included favorable weather and six months of earnings contribution from the company's new gas-fired generating facility at Port Washington. These were partially offset by higher fuel costs at Wisconsin Electric and increased operation and maintenance expenses at the company's Point Beach Nuclear Plant.

"I'm very pleased with our overall performance in 2005," said Gale Klappa, chairman, president and chief executive officer. "Despite unprecedented volatility in the fuel markets, we delivered higher customer satisfaction and solid financial results. We also made significant progress on our Power the Future plan, bringing our first natural gas unit at Port Washington on line in July and starting construction on two major new coal units at our site in Oak Creek. We were also rated as one of the ten best managed utilities in America by Forbes magazine.

"During 2005, we invested nearly $750 million to improve the energy infrastructure in Wisconsin and Michigan's Upper Peninsula. And over the next three years, we expect to invest another $3 billion to maintain reliability and improve fuel diversity for our customers," said Klappa.

Earnings per share listed in this news release are on a fully diluted basis.

Conference Call

A conference call is scheduled for 1 p.m. Central time on Wednesday, Feb. 8, 2006. The presentation will review 2005 year-end earnings and discuss the company's outlook for the future.

All interested parties, including stockholders, the news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing (800) 289-0572 up to 15 minutes before the call begins. No pass code is required. Access also may be gained through the company's Web site (www.wisconsinenergy.com) by clicking on the icon for the "Year-end Earnings Release and Conference Call." In conjunction with this earnings announcement, Wisconsin Energy has posted on its Web site a package of detailed financial information on its fourth quarter and 2005 year-end performance. The materials will be available at 7:30 a.m. Central time on Feb. 8. An archive of the presentation will be available on the Web site after the call. A replay of the audio presentation will be available for one week after the call. Dial (888) 203-1112. The replay pass code is 8134006.

Non-GAAP Earnings Measures

Adjusted earnings (non-GAAP earnings), which generally exclude non-operational items as well as one-time charges or credits that are not associated with the company's ongoing operations, are provided as a complement to earnings presented in accordance with GAAP. The excluded items are not indicative of the company's operating performance. Therefore, we believe that the presentation of adjusted earnings from continuing operations is relevant and useful to investors to understand Wisconsin Energy's operating performance. Management uses such measures internally to evaluate the company's performance and manage its operations.

Wisconsin Energy Corporation (NYSE:WEC), based in Milwaukee, is a Fortune 500 energy company serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula, and more than one million natural gas customers in Wisconsin. The company's principal utilities are We Energies and Edison Sault Electric. The company's nonutility businesses include energy development, recycling and renewable energy, and real estate development.

One of the Midwest's premier energy companies, Wisconsin Energy Corporation (www.wisconsinenergy.com) has more than 5,300 employees, approximately 56,000 registered stockholders and more than $10 billion of assets.

Forward-looking statements

Some matters discussed above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to various risks and uncertainties. Actual results may vary materially from those set forth in forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions; business and competitive conditions in the deregulating and consolidating energy industry, in general, and, in particular, in the company's service territories; unanticipated operational and/or financial consequences related to the implementation on April 1, 2005, of a bid-based energy market in Wisconsin and Michigan; availability of the company's generating facilities; changes in purchased power costs; changes in coal or natural gas prices and supply and transportation availability and the ability to recover fuel and purchased power costs; varying weather conditions; risks associated with nonutility diversification; regulatory decisions; construction risks; obtaining necessary regulatory approvals and investment capital to implement the growth strategy; successful resolution of legal challenges to the company's Power the Future program; adverse interpretation or enforcement of permit conditions by permitting agencies; equity and bond market fluctuations; foreign, governmental, economic, political and currency risks; and other cautionary factors described in the Management's Discussion and Analysis of Financial Condition and Results of Operations in Wisconsin Energy Corporation's 10-K for the year ended Dec. 31, 2004, and other factors described in the company's subsequent reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31

	2005	2004	2005	2004

	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$1,135.0	$945.9	$3,815.5	$3,406.1

Operating Expenses
Fuel and purchased power	191.8	134.9	776.7	591.7
Cost of gas sold	414.4	294.7	1,047.3	890.9
Other operation and maintenance	243.4	237.5	1,007.9	985.3
Depreciation, decommissioning
and amortization	86.6	82.2	332.0	319.5
Asset valuation charges, net	-	1.4	-	1.4
Property and revenue taxes	21.0	21.4	88.7	87.3

Total Operating Expenses	957.2	772.1	3,252.6	2,876.1

Operating Income	177.8	173.8	562.9	530.0

Other Income, Net	7.0	4.0	63.3	15.8

Interest Expense	44.9	42.3	173.4	193.4

Income From Continuing
Operations Before Income Taxes	139.9	135.5	452.8	352.4

Income Taxes	48.9	51.0	149.2	132.8

Income From Continuing Operations	91.0	84.5	303.6	219.6

Income From Discontinued
Operations, Net of Tax	(0.4)	8.1	5.1	86.8

Net Income	$90.6	$92.6	$308.7	$306.4

Earnings Per Share (Basic)
Continuing operations	$0.77	$0.72	$2.59	$1.87
Discontinued operations	0.00	0.07	0.05	0.73

Total Earnings Per Share (Basic)	$0.77	$0.79	$2.64	$2.60

Earnings Per Share (Diluted)
Continuing operations	$0.77	$0.71	$2.56	$1.84
Discontinued operations	0.00	0.07	0.05	0.73

Total Earnings Per Share (Diluted)	$0.77	$0.78	$2.61	$2.57

Weighted Average Common
Shares Outstanding (Millions)
Basic	117.0	117.4	117.0	117.7
Diluted	118.5	118.7	118.4	119.1

Dividends Per Share of Common Stock	$0.22	$0.21	$0.88	$0.84

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	December 31, 2005	December 31, 2004

	(Millions of Dollars)
Assets

Property, Plant and Equipment
In Service	$8,849.6	$8,170.7
Accumulated depreciation	(3,288.5)	(3,090.4)

	5,561.1	5,080.3
Construction work in progress	596.6	602.2
Leased facilities, net	93.2	98.9
Nuclear fuel, net	112.0	85.0

Net Property, Plant and Equipment	6,362.9	5,866.4

Investments	1,080.0	1,025.1

Current Assets
Cash and cash equivalents	73.2	35.6
Accounts receivable	441.8	345.7
Accrued revenues	262.9	245.1
Materials, supplies and inventories	451.6	403.1
Assets held for sale	17.4	54.2
Other	130.1	136.8

Total Current Assets	1,377.0	1,220.5

Deferred Charges and Other Assets
Regulatory assets	1,025.6	849.4
Goodwill, net	441.9	441.9
Other	174.6	162.1

Total Deferred Charges and Other Assets	1,642.1	1,453.4

Total Assets	$10,462.0	$9,565.4

Capitalization and Liabilities

Capitalization
Common equity	$2,680.1	$2,492.4
Preferred stock of subsidiary	30.4	30.4
Long-term debt	3,031.0	3,239.5

Total Capitalization	5,741.5	5,762.3

Current Liabilities
Long-term debt due currently	496.0	101.0
Short-term debt	456.3	338.0
Accounts payable	418.1	306.1
Accrued liabilities	134.4	114.4
Other	142.0	132.9

Total Current Liabilities	1,646.8	992.4

Deferred Credits and Other Liabilities
Regulatory liabilities	1,373.2	922.4
Asset retirement obligations	355.5	762.2
Deferred income taxes - long-term	593.7	530.4
Other	751.3	595.7

Total Deferred Credits and Other Liabilities	3,073.7	2,810.7

Total Capitalization and Liabilities	$10,462.0	$9,565.4

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	2005	2004

	(Millions of Dollars)
Operating Activities
Net income	$308.7	$306.4
Income from discontinued operations, net of tax	(5.1)	(86.8)
Reconciliation to cash
Depreciation, decommissioning and amortization	350.0	352.6
Deferred income taxes and investment tax credits, net	63.4	6.5
Working capital and other	(140.1)	20.3

Cash Provided by Operating Activities	576.9	599.0

Investing Activities
Capital expenditures	(745.1)	(636.5)
Proceeds from asset sales	123.3	873.2
Other investing activities	(75.3)	6.1

Cash (Used in) Provided by Investing Activities	(697.1)	242.8

Financing Activities
Common stock issued (repurchased), net	(28.1)	(81.8)
Dividends paid on common stock	(102.9)	(97.8)
Change in debt, net	288.8	(654.7)

Cash Provided by (Used in) Financing Activities	157.8	(834.3)

Change in Cash From Continuing Operations	37.6	7.5

Cash at Beginning of Year	35.6	28.1

Cash at End of Year	$73.2	$35.6